EXHIBIT 10.10


                         MANAGEMENT/LICENSING AGREEMENT

This MANAGEMENT/LICENSING AGREEMENT (this "AGREEMENT") is made and entered into by and between Phy.Med., Inc., a Texas corporation ("Manager") ("Licensor "and MEDICAL IMAGING OF PLANO, INC. d.b.a. PHYMED DIAGNOSTIC IMAGING CENTER PLANO, (the "Center") ("Licensee")

WHEREAS, Manager is in the business of operating medical diagnostic imaging Centers and providing management services to medical and other health care practitioners in the conduct of their professional operations; and

WHEREAS, Center is engaged in the operation of an outpatient medical diagnostic imaging center doing business in the State of Texas; and Center desires to secure the management expertise of Manager in order to conduct its Center in a more cost-effective manner;

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual AGREEMENTS contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. TERM. This AGREEMENT shall be for a term of ten (10) years commencing on the effective date set forth below, unless sooner terminated as provided elsewhere in this AGREEMENT (the "Initial Term"). At the end of the Initial Term, the term of this AGREEMENT shall be extended for consecutive twelve (12) month periods (each such period is referred to as a "renewal term'), upon the same terms and conditions, unless either party gives the other party written notice to the contrary at least thirty (30) days prior to the end of the Initial Term or any renewal term.

2. MANAGEMENT SERVICES. The Center hereby grants to Manager the right to supervise and direct the day-to-day management and operation of the Center, and Manager agrees to provide such services, upon the terms and conditions of this Agreement. Without limiting the generality of the foregoing, the Center grants to Manager the right, and Manager agrees, to perform the following services on behalf of the Center;

(a) to manage the administrative and business operations of the Center as Manager determines to be customary and usual in the operation of comparable medical diagnostic imaging center rendering comparable services;

(b) to hire, promote, discharge, and supervise the work of such medical, technical, business, administrative, and maintenance personnel as Manager shall deem necessary or advisable in the management of the Center pursuant to this AGREEMENT;




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(c) to hire,  promote  and  discharge  as shall be  appropriate  and  reasonably required by the nature of the Center such physician and non-physician medical and technical personnel as Manager shall deem necessary or advisable in the operation of the Center; provided, however, that the Center shall maintain complete responsibility for supervising the actions of nursing personnel and medical technicians. Center agrees to save and hold Manager harmless for all acts or omissions of nursing personnel and medical technicians under the direction or supervision of a physician. Manager shall exercise reasonable care in the initial selection of such personnel and technicians; however, Center will not be obligated to accept the services of individuals deemed by the Center to be unqualified to perform technical or patient care services.

(d) to adopt such reasonable rules, policies and procedures as may be appropriate for the orderly operation of the Center and the delivery of administrative, clerical and other management services. Center hereby agrees to abide by such rules, policies and procedures and to cooperate with Manager in causing all personnel to abide by same;

(e) to procure medical and non-medical supplies and equipment which Manager and Center deem necessary for the operation of the Center from such suppliers and on such terms as Manager may determine; Center shall promptly notify Manager if any supplies or equipment are defective or otherwise unsatisfactory for their intended use. Manager expressly disclaims any warranties of merchantability or fitness for a particular use with respect to supplies and equipment provided.

(f) to install and maintain systems for accounting, auditing, and medical records maintenance;

(g) as agent for the Center, to promptly deposit in banking institutions selected by Center, in a separate account, in the Center's name and for the Center's benefit, all moneys received by Manager as revenues from the Center or otherwise for or on behalf of the Center;

(h) to fulfill the obligations of Center under any existing lease affecting medical or business equipment located in the Center, including payment of rental when due, and to secure insurance as required by any such lease AGREEMENT, but only to the extent of the funds in the Center. Any such lease shall be reviewed and acknowledged in writing by Manager prior to the execution of this AGREEMENT;

(i) to make or install, or cause to be made or installed, at the expense of Center, and in the name of the Center, all mutually agreed alterations, replacements, additions and improvements in and to the office facilities excluding, however, extraordinary capital replacements, additions or repairs;

(j) to assist in the application for all licenses and permits required of the Center or Manager in connection with the management and operation of the Center;

(k) to cause, at the request and expense of Center, such other acts and things to be done as shall be reasonable and necessary for the efficient and cost-effective operation of the Center.

(l) to contract, on behalf of the Center, with a qualified radiologist for the performance of procedures, for the supervision of physician and non-physician technical staff and to perform the duties and responsibilities of a medical director.



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(m) to act as an agent for the Center in the conduct of all  financial and legal affairs, to include the engagement of legal, accounting and other professionals, execution of binding contracts and agreements, loan documents, pledging of center assets for purposes of loan and other financial arrangements as the Manager deems appropriate in the operation of the Center.

3. Employees. Manager shall not be liable to employees employed by Center for their wages, fringe benefits or other compensation. Center shall be responsible for payment of the total aggregate compensation, including fringe benefits, payable with respect to such employees. The term "fringe benefits" as used herein shall mean and include Center's contribution of FICA, FUTA, unemployment compensation and other employment taxes, worker's compensation, group life and accident and health insurance premiums, incentive bonuses and other similar benefits agreed to by Manager on behalf of the Center.

4. Fee. As compensation for all services rendered by Manager under this AGREEMENT, the Center shall pay to Manager at its principal office (or at such other place, if any, as Manager from time to time may designate in a written notice to the Center) a monthly management fee (the "Management Fee") equal to THREE PERCENT (3%) OF THE NET SALES, said amount to be paid in arrears on or before the tenth (10th) day of the month following, every month during the term of this AGREEMENT. The formula for determining the Management Fee is not intended and shall not be interpreted or applied as permitting the Manager to share in the Center's fees. It is acknowledged as the parties' negotiated AGREEMENT as to the reasonable fair market value of the services furnished by Manager pursuant to this AGREEMENT, considering the nature and volume of the services required and the risks assumed by the Manager.

5. Payment of Expenses. Center shall be responsible for making payment of all operating expenses attributable to the operation of Center unless payment is specifically assumed by Manager as an obligation pursuant to this AGREEMENT.

6. Performance of Duties of Manager. (a) Manager is an independent contractor, and not an employee or partner of the Center. As an independent contractor, Manager shall not act or attempt to act, or in any manner assume or create any obligation on behalf of or in the name of the Center or any of its affiliates, or otherwise bind the Center or any of its affiliates in any manner, other than as specifically authorized in this AGREEMENT or otherwise authorized in writing by the Center.

(b) Manager shall devote its best efforts to the operation of the Center in a reasonable manner and shall perform its services and obligations hereunder diligently and according to the local standards. It is expressly acknowledged that Manager is engaged in operating a similar medical diagnostic imaging center in Dallas and is providing management services to the medical profession and is in no way restricted or restrained from pursuing such other business activities.



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7. Books and Records. (a) Business Records. Manager shall prepare and furnish to the Center an unaudited statement of revenue and expenses of the Center for each calendar month during the term of this AGREEMENT on or before the 25th day of the calendar month immediately following the month for which the statement is being prepared. Manager shall accord to the Center, and its accountants, attorneys and agents, the right to examine or inspect any and all books or records relating to the Center at all reasonable times during the term of this AGREEMENT. Books and records of the Center may be kept at the Center or at such other location as Manager may determine.

(b) Medical Records. Manager and Center shall cooperate with the Center to assure preparation of appropriate medical records concerning medical services provided by the Center. Manager shall maintain such medical records at the Center in accordance with prudent record keeping procedures and as required by law.

(c) Confidentiality of Records. Manager and Center agree to take all reasonable precautions to prevent the unauthorized disclosure of any and all books and records kept and/or maintained by Manager under the terms of this AGREEMENT and to keep such books and records confidential except as otherwise provided by law or in subparagraph (d) of this Paragraph.

(d) Disclosure of Records to  Governmental  Agencies.  to the extent required by section 1861(v)(1)(l) of the Social Security Act, the parties hereto, upon proper request, shall allow the United States Department of Health and Human Services, the Comptroller General of the United States, or their duly authorized representatives access to this AGREEMENT, and to all books, documents and records necessary to verify the nature and extent of the cost of services provided by either party under this AGREEMENT at any time during the term of this AGREEMENT and for an additional period of four (4) years following the last date services are furnished under this AGREEMENT. In the event that either party carries out any of its obligations under this AGREEMENT through an AGREEMENT with an organization related to it, such party shall require that a clause substantially to the effect of this subparagraph be included in that AGREEMENT.

8. Liability Insurance. (a) Manager shall maintain throughout the term of this AGREEMENT, at its sole expense, professional liability insurance coverage on Manager and its employees in the minimum amount $500,000.00 for each occurrence and One Million Dollars $1,000,000.00 in the aggregate.

(b) The Center shall maintain, at its sole expense, throughout the term of this AGREEMENT and for a period not less than three (3) years commencing on the date of the termination of this AGREEMENT, professional liability insurance covering
(i) the Center in the minimum amount of $1,000,000 dollars for each occurrence and $3,000,000 dollars in the aggregate, and (ii) covering each physician rendering medical services at the Center, whether they are members of the Center or employees of the Center, or independent contractors, in the minimum amount of $1,000,000 dollars for each occurrence and $3,000,000 dollars in the aggregate. Such insurance shall be obtained from an insurance carrier whose A.H. Best rating is A or better and contain an endorsement to the effect that the policy shall not be canceled or materially changed without at least 30 days prior written notice to Manager. The Center shall provide to Manager upon request a certificate of insurance of such coverage.

9. Events of Default. (a) The Center shall be in default under this AGREEMENT upon the occurrence of any of the following events:




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         (i) failure of the Center to comply with any term or  condition of this
         AGREEMENT   within   fifteen   days  after   written   notice  of  such
         noncompliance by Manager.

         (ii)     dissolution of the Center.

         (iii)    bankruptcy of the Center.

(b) Manager shall be in default under this AGREEMENT upon the occurrence of any of the following events:

         (i) failure of Manager to comply with any term or condition of this AGREEMENT within fifteen days after written notice of such noncompliance to Manager by the Center; and

         (ii)     bankruptcy of Manager.

(c) For purposes of this paragraph (the bankruptcy of an entity shall be deemed to have occurred when that entity(i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a written petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against that entity in a proceeding of the type described in parts (i) through (iv) of this subparagraph; (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator (vii) or 120 days expire after the date of the commencement of a proceeding against that entity seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law if the proceeding has not been previously dismissed, or 90 days expire after the date of the appointment, without the entity's consent or acquiescence, of a trustee, receiver, or liquidator of that entity if the appointment has not previously been vacated or stayed, or 90 days expire after the date of expiration of a stay, if the appointment has not previously been vacated.

(d) Upon the occurrence of an event of default of the Center as provided in subparagraph (a) of this paragraph, Manager shall have the right to terminate its obligations under this AGREEMENT and to pursue any other remedies available at law or equity, and Manager's termination of its obligations under this AGREEMENT shall not constitute a waiver or forfeiture of any rights or remedies that Manager may have including Manger's right to compensation.

(e) Upon the occurrence of an event of default of Manager as provided in subparagraph (b) of this paragraph, the Center shall have the right to terminate this AGREEMENT and to pursue any other remedies available at law or equity against Manger.



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10. Termination.  Either party may terminate this AGREEMENT at any time, without cause, upon 45 days' advance written notice to the other. Upon termination of this AGREEMENT, either at the expiration of its term as provided in Paragraph 1, or upon an event of default as provided in Paragraph 9, or as provided in this
Paragraph:

(a) Manager shall deliver to the Center as received any moneys due the Center under this AGREEMENT but received by Manager more than 30 days after such termination, less any amounts due Manager, including the Management Fee;

(b) Manager shall deliver to the Center all materials and supplies, copies of books and records, keys, contracts and documents, and such other accountings, paper and records pertaining to the Center and this AGREEMENT as the Center shall reasonably request;

(c) The obligations of the parties hereto with respect to this AGREEMENT shall cease and terminate, except as to obligations of either party which shall have heretofore accrued or arisen, or except as otherwise herein provided.

(d) If the Center terminates this AGREEMENT for any; then the Center shall be obligated to pay Manager the balance of the fees due as if the Agreement was still in full effect for the time remaining under the original term of ten years.

11. Power of Attorney. The Center hereby constitutes and appoints Manager and its authorized representatives (and any successor thereto by assignment, election, or otherwise and the authorized representatives thereof) with full power of substitution as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place, and stead (i) to bill patients and collect accounts receivable, (ii) on behalf of the Center, to receive and give receipts for all insurance, Medicare, and Medicaid payments payable to the Center, (iii) to take possession of, endorse in the name of the Center, and deposit in the Center's bank account any cash, notes, checks, money orders, or other instruments received by Manager or the Center relating to the operation of the Center, (iv) to pledge receivables and other Center assets for purposes of obtaining financing and obtaining equipment for the Center as the Manager solely deems appropriate, and (v) to contract with third parties on behalf of the
Center for the purposes of procuring equipment, office space, supplies professional consultants, attorneys an accounting professionals as the Manager solely deems appropriate.

12. Relationship of the Parties. Nothing in this AGREEMENT shall be construed as creating a COMPANY between Manager and the Center and in no event shall Manager participate in or be responsible for the profits or losses of the Center. Except to the extent that Manager may act as billing, collecting and disbursing agent for the Center, neither party is the agent of the other. Center shall require any employee or independent contractor who works in conjunction with Center under this AGREEMENT to expressly abide by each and every term and condition of this AGREEMENT and to evidence such AGREEMENT in writing as required by Manager.



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13. Standard of Care. Although Manager's obligation to obtain office facilities, equipment,  supplies  and  services  is  limited  to the  quantity  and  quality ordinarily required by members of the same profession as Center, according to the generally accepted standards of care prevailing in the local community, Center is not restricted to such standard and is at all times free to equip Center according to higher or more specialized standards; however, Center shall
be  responsible  for  making  separate   arrangements   for  any   extraordinary
requirements for office facilities, equipment, services or supplies resulting from such choice to Center according to such higher or more specialized standards.

14. Limitation of Liability. Manager shall not be liable for any claim or demand on account of damages arising out of, or in any manner connected with, any injuries suffered by persons receiving care provided by, or authorized by Center, unless such injury is approximately caused by proven negligence on the part of the Manager. Center shall not be liable for any claim or demand arising out of the acts or omissions of the Manager, except to the extent, if any, that Center is negligent in exercising direct professional supervision and direction of those of the Manager's employees who are assigned to assist the Center in the care of patients. The amount of Manager's liability for any default in its obligations hereunder shall be limited to the amount of the consideration paid or payable by Center to Manager hereunder, and no incidental or consequential damages in excess of such amount may be recovered.

15. Grant of License. Licensor grants to Licensee a non-exclusive license, to use the name "PHYMED DIAGNOSTIC IMAGING CENTER" and any logo's existing or created by Licensor, in connection with its business and advertising until the expiration or cancellation of this Agreement. Upon written notice to Licensor, Licensee shall have the right to extend the terms of this Agreement to any other entity operating under the authority and control of Licensee in accordance with the provision hereinafter set forth.

16. Approval by Licensor. All operations, training programs, medical procedures, advertising and promotional materials shall be submitted by Licensee to Licensor for Licensor's approval prior to any release thereof by Licensee. If disapproval is not received by Licensee within ten days after receipt of such material or matters by Licensor, such right of approval shall be deemed waived and such material shall be considered approved. Licensor's rights are hereby restricted solely to the material and matter covered by this paragraph. Such approvals by Licensor shall not be unreasonably withheld, and once such approvals have been obtained further approval need not be obtained for future or repeat use. No procedures or materials shall be used or continued without the approval of Licensor as herein provided.

17. Inspection. The Licensee will permit duly authorized representatives of the Licensor to inspect, on the premises of the Licensee, at all reasonable times, the operations of the Licensee.

18. Indemnity. the Licensor assumes no liability to the Licensee or to third parties with respect to the performance of the procedures, training or treatment conducted under the license, and the Licensee hereby indemnifies and holds harmless the Licensor against all losses, damages and expenses, including attorneys' fees, incurred as result of or related to claims of third persons involving the delivery of health care to patients or training to health care providers.

19. Miscellaneous.

(a) Prohibited Activities. Manager shall not provide or otherwise engage in services which constitute the unauthorized practice of medicine under applicable Texas Law.





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(b)  Communications  to be given under this  AGREEMENT by any party to the other shall be deemed to have been duly given if given in writing and personally delivered, sent by telegram, telex, or telecopy, or sent by mail, registered or certified, postage prepaid with return receipt requested, at the address specified beside each party's signature at the end of this AGREEMENT. Notices delivered personally or by telegram, telex, or telecopy shall be deemed communicated as of 10:00 a.m. on the third business day after mailing. Any party may change its address for notice hereunder by giving notice of such change in the manner provided in this paragraph.

(c) Entire AGREEMENT. This AGREEMENT supersedes any and all other Agreements, either oral or written, between the parties with respect to the subject matter hereof and contains all of the covenants and agreements between the parties.

(d) Modification and Waiver. No change or modification of this AGREEMENT shall be valid or binding upon the parties unless such change or modification shall be in writing and signed by all the parties. No waiver of any term or condition of this AGREEMENT shall be enforceable unless it shall be in writing signed by the party against which it is sought to charged. The waiver by any party of a breach of any provision of this AGREEMENT by any other shall not operate or be construed as a waiver of any subsequent breach by such other party.

(e) Governing Law. This AGREEMENT, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Texas and shall be performable in Dallas County, Texas. Venue of any litigation arising hereunder shall be in a court of competent jurisdiction in Dallas County, Texas.

(f) Counterparts. This AGREEMENT may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document. Any counterpart evidencing signature by one party that is delivered by telecopy by such party to the other party hereto shall be binding on the sending party when such telecopy is sent, and such sending party shall within ten days thereafter deliver to the other party a hard copy of such executed counterpart containing the original signature of such party or its authorized representative.

(g) Costs. If any action at Law or in equity is necessary to enforce or interpret the terms of this AGREEMENT, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which it may be entitled.

(h) Assignment. No party may assign any rights or delegate any duties under this AGREEMENT without the prior written consent of the other party hereto, which consent may be withheld in that party's sole discretion.

(i) Binding Effect. This AGREEMENT shall be binding upon the parties hereto, together with their respective successors, and permitted assigns.



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(j)  Severability.  If any  provision  of this  AGREEMENT is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this AGREEMENT shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part of this AGREEMENT; and the remaining provisions of this AGREEMENT shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this AGREEMENT, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k) Language. Whenever the context requires, references in this AGREEMENT to the singular number shall include the plural, the plural number shall include the singular, and words denoting gender shall include the masculine, feminine, and neuter. Section headings in this AGREEMENT are for convenience of reference only and shall not be considered in construing or interpreting this AGREEMENT.

(l) Further Actions. Each party to this AGREEMENT shall perform any and all further acts and execute and deliver any and all documents and instruments that may be reasonably necessary to carry out the provisions of this AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed and effective this 14th day of January, 1998.


         FOR THE MANAGER:                          FOR THE CENTER:


         By:                                       By:
             ---------------------------                -----------------------
             George C. Barker, President













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